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                     [LETTERHEAD OF AMSOUTH APPEARS HERE]


                                   EXHIBIT 5
                                                                  March 28, 1996

AmSouth Bancorporation
1400 AmSouth-Sonat Tower
1900 Fifth Avenue, North
Birmingham, Alabama 35203

Dear Sirs:

     I am Counsel to AmSouth Bancorporation, a Delaware corporation (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933 (the "Act") of up to 1,000,000 shares (the "Shares") of Common Stock, par value $1 per share, of the Company, to be issued in accordance with the terms of the Company's Thrift Plan (the "Plan"), 1,000,000 related stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of June 15, 1989 (the "Rights Agreement"), between the Company and AmSouth Bank, National Association, as Rights Agent (the "Rights Agent") and an indeterminate amount of interests in the Plan (the "Interests"). I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

     (1) When the Registration Statement on Form S-8 relating to the Shares, the Rights and the Interests (the "Registration Statement") has become effective under the Act, and the Shares and Interests have been duly issued as contemplated by the Registration Statement and the Plan, (a) the Shares will be validly issued, fully paid and nonassessable and
          (b) the Interests, when contributions and earnings thereon are credited to the accounts of eligible employees in accordance with the provisions of the Plan, will be validly issued.


     (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued as contemplated by the Registration Statement and the Plan, the Rights attributable to the Shares will be validly issued.
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AmSouth Bancorporation
March 28, 1996
Page Two


     In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       /s/ Carl L. Gorday
                                       ----------------------------------
                                           Carl L. Gorday